Exhibit 99

JPMorgan Chase & Co
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Announces Additional Day for Exercise of Warrants

New York, October 24, 2018 - JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) today announced that holders of outstanding warrants to purchase common stock of JPMorgan Chase (NYSE: JPM/WS) have an additional day to exercise their warrants. Holders may exercise their warrants on Thursday, October 25, 2018, Friday, October 26, 2018 and up to the cutoff time on Monday, October 29, 2018 set by the Depository Trust & Clearing Corporation (“DTCC”) for such exercises. The expiration date of the warrants is Sunday, October 28, 2018, which is not a trading day on the NYSE.
Any warrants not exercised prior to DTCC’s cutoff time on Monday, October 29, 2018 will become void, and the holder will not receive any shares of JPMorgan Chase common stock.
Holders of warrants who wish to exercise their warrants should contact the broker or custodian through which they hold their warrants for instructions on how to exercise the warrants. Brokers and custodians are encouraged to contact the warrant agent, Computershare Inc (telephone: 800-546-5141), or DTCC in advance of DTCC’s cutoff time on Monday, October 29, 2018 to confirm the procedures for exercising the warrants.
Further information regarding the warrants is available on the Firm’s website at www.jpmorganchase.com, under the heading Investor Relations, Shareholder Information: “Warrant Information.”
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
# # #

Investor Contact:	Jason Scott	Media Contact:	Joseph Evangelisti
	212-270-7325		212-270-7438